Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	April 20, 2018
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, April 20, 2018 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the quarter ended March 31, 2018.  Beneficial recorded net income of $9.8 million, or $0.13 per diluted share, for the quarter ended March 31, 2018, compared to net income of $8.4 million, or $0.11 per diluted share, for the quarter ended March 31, 2017.

On April 19, 2018, the Company declared a cash dividend of 6 cents per share, payable on or after May 10, 2018, to common shareholders of record at the close of business on April 30, 2018.

Highlights for the quarter ended March 31, 2018, are as follows:

•                                          Net interest margin totaled 3.20% for the quarter ended March 31, 2018 compared to 3.04% for the same period in 2017.  Net interest income increased $2.4 million, or 6.0%, for the quarter compared to the same period in the prior year.  Net interest margin and net interest income increased primarily due to higher yields on the investment and loan portfolios following three Federal Reserve Bank federal funds rate increases of 25 basis points in 2017.

•                                          During the quarter ended March 31, 2018, our loan portfolio decreased $30.7 million, or 0.8%, as a result of increases in our core commercial real estate and C&I portfolios of 1.3% and 4.4%, respectively, which were more than offset by decreases in our shared national credit and consumer loan portfolios.

•                                          Charge-offs continue to remain low.  Net charge-offs for the quarter ended March 31, 2018, totaled $1.2 million, or 12 basis points annualized of average loans, compared to net charge-offs of $766 thousand, or 8 basis points annualized of average loans, in the same period in the 2017.

•                                          During the quarter ended March 31, 2018, the Company recorded a $308 thousand net gain on the sale of $4.7 million of the guaranteed portion of SBA loans.

•                                          Asset quality metrics continued to remain strong with a non-performing assets to total assets, excluding government guaranteed student loans, of 0.41% at March 31, 2018.  Our allowance for loan losses totaled $43.1 million, or 1.08% of total loans, as of March 31, 2018, compared to $43.3 million, or 1.07% of total loans, as of December 31, 2017.

•                                          Our effective tax rate decreased to 22.3% for the first quarter of 2018 compared to 29.6% in the first quarter of 2017 as a result of H.R. 1, which was enacted on December 22, 2017 and lowered the federal corporate tax rate to 21% from 35%.

•                                          During the quarter ended March 31, 2018, the Company purchased 715,600 shares of its common stock under its previously announced stock repurchase plan.  Our tangible capital to tangible assets decreased to 15.02% at March 31, 2018, compared to 15.07% at March 31, 2017.  The decrease in this ratio can be attributed to share repurchases and cash dividends.  Tangible book value per share totaled $11.21 at March 31, 2018.

Gerard Cuddy, Beneficial’s President and CEO, stated “Our financial results continue to improve, driven by a rise in interest rates, continued favorable asset quality and management of our expense base.  Organic growth continues to be a challenge.  We are seeing some growth in our commercial lending businesses, but the pace of growth has slowed.  We are working diligently to build out the Neumann Finance team and infrastructure and expect to start booking leases in the second half of 2018 to positively impact revenue growth.”

Balance Sheet

Total assets decreased $9.9 million, or 0.2%, to $5.79 billion at March 31, 2018, compared to $5.80 billion at December 31, 2017.  The decrease in total assets was primarily due to a decrease in total investment securities and loans, partially offset by an increase in cash and cash equivalents.

Cash and cash equivalents increased $45.1 million, or 8.1%, to $602.7 million at March 31, 2018, from $557.6 million at December 31, 2017.  The increase in cash and cash equivalents was primarily driven by investment maturities and repayments and a decrease in our total loan portfolio.

Investments decreased $28.2 million, or 3.2%, to $842.6 million at March 31, 2018, compared to $870.8 million at December 31, 2017, as we continued to focus on improving our balance sheet mix by reducing the percentage of our assets in investments and growing our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans decreased $30.7 million, or 0.8%, to $4.00 billion at March 31, 2018, from $4.03 billion at December 31, 2017.  During the quarter ended March 31, 2018, our commercial real estate and commercial and industrial loan portfolios increased $21.6 million, representing 1.3% growth, and $20.5 million, representing 4.4% growth, respectively.  However, this growth was offset by decreases in our consumer loan portfolios and our shared national credit portfolio.  The $31.4 million decrease in our total consumer loan portfolio was due primarily to a $17.7 million decrease in indirect auto loans resulting from our planned run-off of this portfolio segment.  As previously disclosed, we decided to exit the indirect lending business in the first quarter of 2017.

Deposits increased $37.6 million, or 0.9%, to $4.19 billion at March 31, 2018, from $4.15 billion at December 31, 2017.  Growth in deposits was achieved primarily by a $77.6 million increase in core deposits and a $12.9 million increase in time deposits, partially offset by the maturity of $51.1 million of brokered certificates of deposit.  The increase in core deposits was also attributable to $43.2 million of tax refunds.

Borrowings decreased $25.4 million to $515.0 million at March 31, 2018.  During the quarter ended March 31, 2018, the Company paid off $25.8 million of a higher cost trust preferred debenture.

Stockholders’ equity decreased $18.7 million, or 1.8%, to $1.02 billion at March 31, 2018, from $1.03 billion at December 31, 2017.  The decrease in stockholders’ equity was primarily due the declaration of cash dividends and stock repurchases, partially offset by net income of $9.8 million.

Net Interest Income

For the quarter ended March 31, 2018, net interest income was $43.2 million, an increase of $2.4 million, or 6.0%, from the quarter ended March 31, 2017.  The increase in net interest income was primarily due to an increase in average interest earning assets of $36.6 million, primarily loans, and higher yields on the investment and loan portfolios following three Federal Reserve Bank federal funds rate increases of 25 basis points in 2017. The Company paid off $25.8 million of a higher cost trust preferred debenture during the quarter. The net interest margin totaled 3.20% for the quarter ended March 31, 2018 as compared to 3.04% for the same period in 2017. During the quarter ended March 31, 2018, the net interest margin was positively impacted by 5 basis points due to loan prepayments compared to a 2 basis point positive impact during the quarter ended March 31, 2017 related to loan prepayments. Also during the quarter ended March 31, 2018, the net interest margin was negatively impacted 15 basis points by higher cash levels due to slower than anticipated loan growth as average cash for the quarter totaled $537.6 million, an increase of $276.0 million from $261.6 million during the quarter ended March 31, 2017.

Non-interest Income

For the quarter ended March 31, 2018, non-interest income totaled $6.7 million, a decrease of $404 thousand, or 5.7%, from the quarter ended March 31, 2017.  The decrease was primarily due to a $308 thousand net gain on the sale of $4.7 million of SBA loans recorded during the quarter ended March 31, 2018 compared to a $654 thousand net gain on the sale of $7.3 million of SBA loans recorded during the quarter ended March 31, 2017.

Non-interest Expense

For the quarter ended March 31, 2018, non-interest expense totaled $36.4 million, an increase of $990 thousand, or 2.8%, from the quarter ended March 31, 2017.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $1.1 million due primarily to enhanced medical coverage provided to our entire employee base, annual merit increases, and the costs associated with the formation of Neumann Finance. Marketing expense increased $818 thousand to $1.9 million due to the production and airing of a new television commercial. Other expenses decreased $529 thousand primarily from declines in training and on-line banking expenses.

Income Taxes

For the quarter ended March 31, 2018, we recorded a provision for income taxes of $2.8 million, reflecting an effective tax rate of 22.3%, compared to a provision for income taxes of $3.5 million, reflecting an effective tax rate of 29.6%, for the quarter ended March 31, 2017.  The decrease in the effective tax rate for the quarter ended March 31, 2018 compared to the same period a year ago is primarily due to the passage of H.R. 1, which was enacted on December 22, 2017 and lowered the federal corporate tax rate to 21% from 35%.

Asset Quality

Non-accruing loans, excluding government guaranteed student loans, increased $2.8 million to $23.3 million at March 31, 2018, compared to $20.5 million at December 31, 2017.  Our ratio of non-performing assets to total assets, excluding government guaranteed student loans, increased to 0.41% at March 31, 2018, compared to 0.36% at December 31, 2017.  As a result of charge-offs, we recorded a $999 thousand provision for loan losses during the quarter ended March 31, 2018 compared to a $600 thousand provision for loan losses during the quarter ended March 31, 2017.  Our allowance for loan losses totaled $43.1 million, or 1.08% of total loans, as of March 31, 2018, compared to $43.3 million, or 1.07% of total loans, as of December 31, 2017, and $43.1 million, or 1.06% of total loans, as of March 31, 2017.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of March 31, 2018, Beneficial’s tangible capital to tangible assets totaled 15.02%. In addition, at March 31, 2018, we had the ability to borrow up to $2.2 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Beneficial’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	3/31/2018	12/31/2017	3/31/2017	Capitalized Ratio	3/31/2018

Tier 1 Leverage (to average assets)	15.45%	16.19%	16.18%	5.0%	$586,332
Common Equity Tier 1 Capital (to risk weighted assets)	21.74%	22.12%	21.37%	6.5%	607,610
Tier 1 Capital (to risk weighted assets)	21.74%	22.76%	21.97%	8.0%	547,806
Total Capital Ratio (to risk weighted assets)	22.82%	23.84%	23.03%	10.0%	511,299

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	3/31/2018	12/31/2017	3/31/2017	Capitalized Ratio	3/31/2018

Tier 1 Leverage (to average assets)	14.69%	14.46%	14.68%	5.0%	$543,494
Common Equity Tier 1 Capital (to risk weighted assets)	20.68%	20.34%	19.95%	6.5%	564,911
Tier 1 Capital (to risk weighted assets)	20.68%	20.34%	19.95%	8.0%	505,163
Total Capital Ratio (to risk weighted assets)	21.77%	21.42%	21.00%	10.0%	468,729

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 61 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios, our ability to successfully integrate the assets, liabilities, customers, systems and employees of acquired companies into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and our ability to successfully engage in leasing activities through our new investment in Neumann Finance. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	March 31,	December 31,	March 31,
	2018	2017	2017
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$40,306	$45,048	$45,777
Interest-bearing deposits	562,350	512,567	374,302
Total cash and cash equivalents	602,656	557,615	420,079

Investment securities:
Available-for-sale	301,920	310,308	438,467
Held-to-maturity	517,453	537,302	559,441
Federal Home Loan Bank stock, at cost	23,210	23,210	23,231
Total investment securities	842,583	870,820	1,021,139

Loans and leases:	4,003,465	4,034,130	4,056,262
Allowance for loan and lease losses	(43,108)	(43,267)	(43,095)
Net loans and leases	3,960,357	3,990,863	4,013,167

Accrued interest receivable	18,077	17,512	16,715

Bank premises and equipment, net	69,436	70,573	74,302

Other assets:
Goodwill	169,002	169,002	169,002
Bank owned life insurance	80,594	80,172	79,891
Other intangibles	2,685	2,884	3,878
Other assets	43,533	39,387	63,646
Total other assets	295,814	291,445	316,417
Total assets	$5,788,923	$5,798,828	$5,861,819

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$564,450	$563,185	$539,987
Interest bearing deposits	3,623,612	3,587,308	3,678,869
Total deposits	4,188,062	4,150,493	4,218,856
Borrowed funds	515,000	540,439	540,427
Other liabilities	69,750	73,006	72,570
Total liabilities	4,772,812	4,763,938	4,831,853
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—
Common stock — $.01 par value	845	845	842
Additional paid-in capital	802,056	799,658	784,245
Unearned common stock held by employee stock ownership plan	(26,461)	(27,078)	(28,929)
Retained earnings	397,799	405,497	403,093
Accumulated other comprehensive loss, net	(30,108)	(26,127)	(25,345)
Treasury stock, at cost	(128,545)	(118,497)	(103,940)
Total Beneficial Bancorp, Inc. stockholders’ equity	1,015,586	1,034,298	1,029,966
Noncontrolling interest	525	592	—
Total stockholders’ equity	1,016,111	1,034,890	1,029,966
Total liabilities and stockholders’ equity	$5,788,923	$5,798,828	$5,861,819

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
INTEREST INCOME:
Interest and fees on loans and leases	$43,054	$45,736	$41,487
Interest on overnight investments	2,055	1,664	529
Interest and dividends on investment securities:
Taxable	5,119	5,067	5,356
Tax-exempt	18	18	22
Total interest income	50,246	52,485	47,394

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	639	599	602
Money market and savings deposits	1,485	1,513	1,461
Time deposits	2,576	2,681	2,187
Total	4,700	4,793	4,250
Interest on borrowed funds	2,345	2,740	2,370
Total interest expense	7,045	7,533	6,620
Net interest income	43,201	44,952	40,774
Provision for loan and lease losses	999	1,018	600
Net interest income after provision for loan and lease losses	42,202	43,934	40,174

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,923	1,607	2,093
Service charges and other income	4,196	5,200	4,099
Mortgage banking and SBA income	468	358	879
Net gain (loss) on investment securities	77	—	(3)
Total non-interest income	6,664	7,165	7,068

NON-INTEREST EXPENSE:
Salaries and employee benefits	19,957	19,555	18,828
Occupancy expense	3,031	2,590	2,735
Depreciation, amortization and maintenance	2,282	2,324	2,416
Marketing expense	1,920	1,525	1,102
Intangible amortization expense	199	213	568
FDIC insurance	429	431	432
Professional fees	1,037	1,370	1,211
Classified loan and other real estate owned related expense	224	188	268
Other	7,278	7,182	7,807
Total non-interest expense	36,357	35,378	35,367

Income before income taxes	12,509	15,721	11,875
Income tax expense	2,785	19,065	3,520

CONSOLIDATED NET INCOME (LOSS)	$9,724	$(3,344)	$8,355
Net loss attributable to noncontrolling interest	(67)	(8)	—
NET INCOME (LOSS) ATTRIBUTABLE TO BENEFICIAL BANCORP, INC.	$9,791	$(3,336)	$8,355

EARNINGS (LOSS) PER SHARE — Basic	$0.13	$(0.05)	$0.11
EARNINGS (LOSS) PER SHARE — Diluted	$0.13	$(0.05)	$0.11

DIVIDENDS DECLARED PER SHARE	$0.31	$0.06	$0.06

Average common shares outstanding — Basic	70,903,395	70,831,659	70,041,340
Average common shares outstanding — Diluted	71,536,544	70,831,659	70,822,040

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	For the Quarter Ended
	March 31, 2018		December 31, 2017		March 31, 2017
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,395,784	2.06%	$1,419,309	1.89%	$1,306,704	1.81%
Overnight investments	537,611	1.53%	500,691	1.30%	261,607	0.82%
Stock	23,213	8.14%	23,210	4.66%	22,545	4.65%
Other investment securities	834,960	2.24%	895,408	2.15%	1,022,552	2.00%

Loans and leases:	4,010,689	4.30%	4,003,152	4.52%	4,063,153	4.10%
Residential	945,042	3.92%	936,031	3.92%	894,589	3.89%
Commercial real estate	1,676,673	4.26%	1,665,059	4.78%	1,642,713	4.05%
Business and small business	854,654	4.66%	837,988	4.63%	866,015	4.32%
Personal	534,320	4.56%	564,074	4.57%	659,836	4.17%

Total interest earning assets	$5,406,473	3.73%	$5,422,461	3.83%	$5,369,857	3.54%

Deposits:	$3,617,339	0.53%	$3,632,094	0.52%	$3,654,673	0.47%
Savings	1,292,482	0.34%	1,291,485	0.34%	1,290,405	0.34%
Money market	419,881	0.37%	434,947	0.37%	448,439	0.34%
Demand	938,808	0.25%	902,421	0.24%	917,011	0.24%
Demand - municipals	120,453	0.20%	125,699	0.18%	128,463	0.19%
Total core deposits	2,771,624	0.31%	2,754,552	0.30%	2,784,318	0.30%

Time deposits	845,715	1.24%	877,542	1.21%	870,355	1.02%

Borrowings	535,403	1.75%	540,474	1.98%	523,258	1.81%

Total interest bearing liabilities	$4,152,742	0.69%	$4,172,568	0.72%	$4,177,931	0.64%

Non-interest bearing deposits	537,107		534,075		506,097

Net interest margin		3.20%		3.28%		3.04%

ASSET QUALITY INDICATORS (unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2018	2017	2017
Non-performing assets:
Non-accruing loans	$23,292	$20,521	$23,930
Accruing loans past due 90 days or more	21,310	14,152	16,805
Total non-performing loans	44,602	34,673	40,735
Real estate owned	204	189	346
Total non-performing assets	$44,806	$34,862	$41,081

Non-performing loans to total loans and leases	1.11%	0.86%	1.00%
Non-performing assets to total assets	0.77%	0.60%	0.70%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.41%	0.36%	0.41%
ALLL to total loans and leases	1.08%	1.07%	1.06%
ALLL to non-performing loans	96.65%	124.79%	105.79%
ALLL to non-performing loans, excluding government guaranteed student loans	185.08%	210.84%	180.09%

Key performance ratios (annualized) are as follows for the quarter ended (unaudited):

	For the Quarter Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
PERFORMANCE RATIOS: (annualized)
Return on average assets	0.68%	(0.25)%	0.59%
Return on average assets (excluding tax reform act impact)	0.68%	0.65%	0.59%
Return on average equity	3.89%	(1.38)%	3.35%
Return on average equity (excluding tax reform act impact)	3.89%	3.63%	3.35%
Net interest margin	3.20%	3.28%	3.04%
Net charge-off ratio	0.12%	0.10%	0.08%
Efficiency ratio	72.91%	68.20%	73.92%
Efficiency ratio (excluding merger & restructuring charges)	72.91%	69.93%	73.92%
Tangible common equity	11.21%	15.33%	15.07%
Tangible common equity (excluding tax reform act impact)	11.21%	15.53%	15.07%